Exhibit 99.1

Chris Daniel Leaves Hot Topic, Inc.

CITY OF INDUSTRY, Calif.--(BUSINESS WIRE)--January 31, 2011--Hot Topic, Inc. today announced Chris Daniel, the President of the company’s Torrid division, has resigned effective April 29, 2011. Following the departure of Mr. Daniel, Betsy McLaughlin will assume direct oversight for Torrid. The company will conduct an outside search for a replacement.

Hot Topic, Inc. is a mall and web based specialty retailer operating the Hot Topic and Torrid concepts, as well as the e-space music concept, ShockHound. Hot Topic offers music/pop culture-licensed and music/pop culture-influenced apparel, accessories, music and gift items for young men and women principally between the ages of 12 and 22. Torrid offers apparel, lingerie, shoes and accessories designed for various lifestyles for plus-size females principally between the ages of 15 and 29. ShockHound (www.shockhound.com) is a genre-spanning music website where people of all ages can purchase MP3s and music merchandise, share their music interests, read the latest music news and view exclusive editorial content. As of January 29, 2011, the company operated 657 Hot Topic stores in all 50 states, Puerto Rico and Canada, 153 Torrid stores, and Internet stores www.hottopic.com, www.torrid.com and www.shockhound.com.

This news release contains forward-looking statements. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, fluctuations in sales and comparable store sales results, our online music site, music, license and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, technology and other risks associated with Internet sales, the effect of negative conditions in the economic environment (including global capital and credit markets), the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, relationships with mall developers and operators, relationships with our vendors, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Annual Report on Form 10-K for the year ended January 30, 2010 and its Quarterly Reports on Form 10-Q. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

CONTACT:
Hot Topic, Inc., City of Industry, CA
Jim McGinty, CFO, 626-839-4681 x2675